EXHIBIT 99.1

EZENIA! INC. ANNOUNCES 2003 FOURTH QUARTER AND ANNUAL RESULTS

Burlington, Mass., March 8, 2004 – Ezenia! Inc. (OTCBB:EZEN), a leading provider of real-time collaboration solutions for corporate and government networks and eBusiness, today reported its operating results for its fiscal fourth quarter and full year ended December 31, 2003.

The Company generated revenues of $2.2 million for the fourth quarter of 2003, compared to $2.9 million for the corresponding period of the previous year.  For the year ended December 31, 2003, reported revenues were $8.2 million, as compared with $11.4 million for the year ended December 31, 2002.

Net income for the fiscal fourth quarter of 2003 was approximately $557,000 ($0.04 per share), compared to net income for the same period in the prior year of $3.4 million ($0.25 per share).  The net loss for the year ended December 31, 2003 was approximately $828,000 ($0.06 per share), compared to a reported net loss for the year ended December 31, 2002 of $18.6 million ($1.36 per share).   Net income in the fourth quarter, and the net loss for the full year 2003, included an income tax benefit of approximately $267,000, related to a change in the estimate for potential liabilities related to Federal and State income taxes paid in prior years.   Net income for the prior year quarter included a gain of $3.7 million ($.27 per share) related to the sale of certain patents associated with its videoconferencing business.  The reported net loss in the full year 2002 included a gain on the sale of the videoconferencing patents of $4.9 million ($0.36 per share), the effect of a write-down of inventory of approximately $3.7 million ($0.27 per share), a provision for impairment of long-lived assets of approximately $2.3 million ($0.17 per share), an income tax benefit of $2.7 million related to a change in the tax laws extending the years the Company was able to carryback net operating losses ($0.19 per share), and a write-off of goodwill of $10.7 million ($0.78 per share) related to the adoption of a new accounting standard.

“We are pleased to have returned to profitability in the fourth quarter of 2003.  As we noted in our release last quarter, there were key aspects to our business at that time that we felt were very encouraging, and this positive trend has continued”, noted Khoa Nguyen, Ezenia! Chairman and CEO.   “In particular, orders for InfoWorkSpace received in the fourth quarter 2003, particularly from new and renewing customers within the U.S. Department of Defense (DoD), continued along the promising path set in the third quarter.  We realized strong growth in our overall revenues from InfoWorkSpace this year, with a 31% increase in reported revenues in the fourth quarter of 2003 from this product over the same period last year, and an overall 26% increase in reported revenues for the full year 2003 as compared with 2002.  And with our continuing keen focus on cost control, we were able to increase our gross margin on sales of InfoWorkSpace this quarter, and maintain our reduced quarterly operating expenses, to $1.2 million in the fourth quarter 2003 compared with $2.0 million in the same period last year.  We continue to realize the benefit of sales of our legacy videoconferencing equipment, which in the fourth quarter of 2003 provided the difference between an operating loss and the operating income we were able to report.”

“Regarding future sales of our legacy videoconferencing equipment and its impact on our margins, the overall 66.5% gross margin we reported in the fourth quarter of 2003 is somewhat skewed by the higher margin sales of this equipment.  While it is difficult to forecast, we are not expecting to realize meaningful sales of this legacy equipment in future quarters, and thus we do not believe our reported gross margins this quarter are indicative of our margins going forward.  We anticipate, however, that revenues we expect to recognize from our recent increase in InfoWorkSpace orders over the next several quarters, and the gross margin on these revenues, will largely offset any expected decline in sales and related gross margin of our legacy videoconferencing equipment.”

“The result of these positive trends has enabled us to begin 2004 with a total cash and net collectible accounts receivable balance of $5.1 million, which is approximately $878,000 higher than where we began 2003, a very significant increase given the improvements in our margin, and the reductions we have realized in our operating expense run rate.  We are very encouraged to begin 2004 in such a comparatively more favorable position.  The road ahead remains very challenging, both operationally and with respect to the Company’s liquidity and capital resources, but we continue to believe the direction we are taking is the right one.”

About Ezenia! Inc.

Ezenia! Inc. (OTCBB:EZEN), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet.  By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, whiteboarding, screen sharing and text chat.  The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process.  More information about Ezenia! Inc. and its product offerings can be found at the Company’s Web site, www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002, such as the evolution of Ezenia!’s market, dependence on major customers, rapid technological change and competition, the ability to successfully implement the Company’s restructuring and cost reduction plan, risks associated with the acquisition of InfoWorkSpace (including the Company’s ability to integrate the InfoWorkSpace product line and workforce) and other considerations that are discussed further in the Management’s Discussion and Analysis section of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002 such as the Company’s ability to implement the proposed refocusing of its business and to sustain viable operations.

Copies of the Company’s 2002 Annual Report on Form 10-K for the year ended December 31, 2002, or other publicly available financial information may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

Ezenia! Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31, 2003	December 31, 2002

ASSETS

Current Assets
Cash and Marketable securities	$2,316	$2,403
Accounts receivable, net	2,745	1,780
Inventories	—	112
Prepaid software license	1,724	1,008
Other current assets	297	261

Total Current Assets	$7,082	$5,564

LIABILITES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$6,530	$4,193
Common Stock subject to put	—	2,875
Total stockholders’ equity (deficit)	552	(1,504)

Total liabilities and stockholders’ equity	$7,082	$5,564

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	For the Three months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues
Product revenues	$2,029	$1,643	$7,741	$8,830
Service revenues	121	1,215	476	2,543
	2,150	2,858	8,217	11,373

Cost of revenues
Cost of product revenues	638	1,382	3,394	7,490
Cost of service revenues	82	(42)	334	731
	720	1,340	3,728	8,221
Gross profit	1,430	1,518	4,489	3,152

Operating expenses
Research and development	245	648	1,921	4,641
Sales and marketing	353	319	1,119	3,959
General and administrative	332	674	1,451	2,438
Amortization and Depreciation		9	—	2,192
Occupancy and other facilities related expenses	226	120	1,115	2,671
Impairment of goodwill and other long-term assets		245		2,345
Total operating expenses	1,156	2,015	5,606	18,246

Income (Loss) from operations	274	(497)	(1,117)	(15,094)

Other income (expense)
Interest/Other income	16	18	22	14
Gain on sale of patents	—	3,650	—	4,900
(Loss) on liquidation of foreign subsidiaries	—	—	—	(619)
	16	3,668	22	4,295

Income (loss) before income taxes and cumulative effect of change in accounting principle	290	3,171	(1,095)	(10,799)

Income tax (benefit)	(267)	(250)	(267)	(2,901)

Income (loss) before cumulative effect of change in accounting principle	557	3,421	(828)	(7,898)

Cumulative effect of change in accounting principle	—	—	—	(10,667)

Net income (loss)	$557	$3,421	$(828)	$(18,565)

Net Income (Loss) per Share:
Basic and diluted	$0.04	$0.25	$(0.06)	$(1.36)